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                                                                       EXHIBIT 5

                    [First USA Paymentech, Inc. Letterhead]


                               December 11, 1996



First USA Paymentech, Inc.
1601 Elm Street, Suite 800
Dallas, Texas  75201


        Re:  Registration Statement on Form S-8 of First USA Paymentech, Inc.


Ladies and Gentlemen:

     I am acting as counsel for First USA Paymentech, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 150,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares") issuable under the Company's Employee Stock Purchase Plan (the "Plan"). A Registration Statement on Form S-8 covering the offering and sale of the Shares (the "Registration Statement") is expected to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof.

     In reaching the conclusions expressed in this opinion, I have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Registration Statement, Certificate of Incorporation, as amended, and the Bylaws of the Company and copies of the Plan.

     In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. I have also assumed that the certificates representing the Common Stock have been or will be signed by facsimile or otherwise by authorized officers of the Company and of the transfer agent for the Common Stock and registered by the registrar for the Common Stock and will conform to the specimens thereof examined by me. In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon oral or written statements and representations of other officers and other representatives of the Company, and others.

     Based solely upon the foregoing, subject to the comments hereinafter stated, and limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, it is my opinion that the Shares, when sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.


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First USA Paymentech, Inc.
December 11, 1996
Page 2



     You should be aware that I am not admitted to the practice of law in the State of Delaware. Accordingly, any opinion herein as to the laws of the State of Delaware is based solely upon the latest generally available compilation of the statutes and case law of such state.

     I hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                        Very truly yours,



                                        /s/  PHILIP E. TAKEN
                                        ------------------------------
                                        Philip E. Taken

                                        Senior Vice President and
                                        General Counsel